U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 30, 2009

DYNAMIC RESPONSE GROUP, INC

(Exact name of registrant as specified in charter)

Florida	000-28201	52-2369185
(State or jurisdiction of	(Commission File Number	(I.R.S. Employer)
Incorporation or organization)	Identification No.)

4770 Biscayne Boulevard, Suite 780, Miami, FL	33179
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 305-576-6889

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

Series B Preferred Stock

The Company has entered into agreements with certain media vendors to convert accounts payable owed by the Company to the vendors into shares of preferred stock designated as Series B Preferred Stock of the Company. On July 30, 2009, the Company amended its Articles of Incorporation to designate the rights and preferences of 10,000,000 shares of redeemable preferred stock designated as Series B Preferred Stock (the “Series B Preferred Stock”) with a stated value of $0.50 per share. Holders of Series B Preferred shares will be entitled to non-cumulative quarterly dividends at the initial rate of 4% for the first two years, increasing to 8% in the third year, 12% in the fourth year and a 15% in the fifth year and thereafter. Holders of the Series B Preferred Stock are not entitled to voting rights or preference upon liquidation. Each holder of Series B Preferred Stock shall have the right to convert all or part of his or her shares of Series B Preferred Stock into shares of the Company’s common stock by dividing the stated value by $0.50 subject to closing price and volume limitations and subject to adjustment in the event of the subdivision, combination or consolidation by stock split, stock dividend, combination or like event. The shares of Series B Preferred Stock shall be entitled to piggy-back registration rights.

As of the date of this Current Report on Form 8-K, the Company has issued 143,840 shares of Series B Preferred Stock to participating vendors. In issuing the 143,840 shares of Series B Preferred Stock, the Company relied upon exemptions provided for in Sections 4(2) and 4(6) of the Securities Act including Regulation D promulgated thereunder based the vendors’ knowledge of our operations and financial condition and experience in financial and business matters that allowed them to evaluate the merits and risk of receipt of these securities.

Series C Preferred Stock

The Company entered into securities exchange agreements with the holders of its 15% convertible notes to convert an aggregate of $2,008,000 due on the notes into 2,008,000 shares of preferred stock with a stated value of $1.00 per share designated as Series C Preferred Stock together with the right to receive shares of common stock of Medico Express, Inc. The Series C Preferred shall rank senior to the Company’s common and Series B Preferred Stock. Holders of Series C Preferred shares will be entitled to non-cumulative quarterly dividends at the initial rate of 10% for the first year, increasing to 15% in the second year and thereafter. Holders of the Series C Preferred Stock are not entitled to voting rights. Each holder of Series C Preferred Stock shall have the right to convert all or part of his or her shares of Series C Preferred Stock into shares of the Company’s common stock by dividing the stated value by $0.50 subject to closing price limitations and subject to adjustment in the event of the subdivision, combination or consolidation by stock split, stock dividend, combination or like event. The shares of Series C Preferred Stock shall be entitled to piggy-back registration rights.

In issuing the 2,008,000 shares of Series C Preferred Stock, the Company relied upon exemptions provided for in Sections 4(2) and 4(6) of the Securities Act including Regulation D promulgated thereunder based the noteholders’ knowledge of our operations and financial condition and experience in financial and business matters that allowed them to evaluate the merits and risk of receipt of these securities.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

The Articles of Incorporation of the Company authorize the issuance of up to 50,000,000 shares of preferred stock, and further authorize the Board of Directors of the Company to fix and determine the designation, preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions of the preferred stock.

On July 30, 2009, the Company filed with the Florida Secretary of State, Amendments to its Articles of Incorporation to designate the rights and preferences of 10,000,000 shares of preferred stock as Series B Preferred Stock and 2,008,000 shares of preferred stock as Series C Preferred Stock as described in Item 3.02. Except as disclosed herein, no other shares of preferred stock are currently designated or issued and outstanding.

Copies of the Amendments to the Articles of Incorporation, as filed with the Florida Secretary of State on July 30, 2009, are filed as exhibits to this Current Report on Form 8-K. All disclosures set forth in this Current Report on Form 8-K are qualified by and subject to the rights, preferences and designations set forth in the Amendments to the Articles of Incorporation and as discussed in Item 3.02.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
3.1(a)	Amendment to Articles of Incorporation to Designate the Rights, Preferences and Obligations of Series B Preferred Stock.

3.1(b)	Amendment to Articles of Incorporation to Designate the Rights, Preferences and Obligations of Series C Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMIC RESPONSE GROUP, INC.

Date: July 30, 2009	/s/ Melissa K. Rice
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
3.1(a)	Amendment to Articles of Incorporation to Designate the Rights, Preferences and Obligations of Series B Preferred Stock.

3.1(b)	Amendment to Articles of Incorporation to Designate the Rights, Preferences and Obligations of Series C Preferred Stock.